Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Cell Therapeutics, Inc. for the registration of $150,000,000 of its Common Stock, Preferred Stock, Debt Securities and Warrants and to the incorporation by reference therein of our report dated February 6, 2004, with respect to the 2002 and 2003 consolidated financial statements and schedule of Cell Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Seattle, Washington

February 3, 2006